Exhibit 10.2

May 11, 2016

Mr. Atabak Mokari

65 Mirabel Avenue

Mill Valley, CA 94941

Dear Atabak,

I am very pleased to extend to you this employment offer for the position of

CFO & V.P. Business Development with IRIDEX Corporation.  You will be reporting directly to me.

This offer covers several areas:

Compensation:

Base Salary:   $12,500 Bi-Weekly (annualized to $325,000/yr).

MBO Bonus: 30%.

MBO is defined as an incentive, contingent upon specific corporate and management objectives and goals.  Achievement of the bonus will be based upon completion of your MBO’s.  MBO’s will be determined by you and me.

Stock Options:

Restricted Stock Units: 25,000 – One time only hire-on bonus

In addition to your salary, we will recommend to the Board of Directors at their next meeting that they approve a one-time only sign on bonus Restricted Stock Units.  These options will vest over a period of 48 months and may be exercised by you in the following manner:

•	12/48 (6,250) options at one year after your date of hire
•	1/48 per month thereafter

•	Option Price: Closing price on the effective date of the grant. Vesting will begin on the date of hire.

Performance Share Units: 40,000

IRIDEX provides long-term incentives to Executive Officers through a value-based grant of equity.  This plan allows IRIDEX to have flexibility in the types of awards that are granted to the Executive Officers.  Per discussion with the Board of Directors, we have authorized issuance of a number of Performance Share Units as part of your Long Term Incentive.  Final approval will commence on your first day of employment.  Please see the enclosed Exhibit A for the LTI schedule.

Other Benefits:

Insurance is available for health, dental, prescriptions, and vision, at a portion of the premium for employee and dependant(s), if they are covered on the IRIDEX plan.  The Company also provides for life, business travel, short-term (STD) and long-term disability (LTD) insurance.  You may sign up on the 401k Plan effective the first day of any month following your hire date. Compensation for sick time is accrued in accordance with the IRIDEX Sick Time policy.

Three weeks of paid time off for vacation is earned during your first year of employment and is accrued on a bi-weekly basis from your date of hire. After five years of employment, your vacation accrual will increase as per the IRIDEX vacation policy.  Two weeks of sick time is also earned during your first year of employment.  IRIDEX also compensates their eligible employees for eight holidays and two floating holidays per year.

Your anticipated start date is to be determined.  IRIDEX’s normal working hours are 8:00 a.m. to 5:00 p.m. Monday through Friday.  The CFO & V.P., Business Development position is a salary exempt position and may require you to work beyond the normal work schedule, travel and/or work on Saturdays or Sundays.  IRIDEX has a travel policy that outlines what expenses are appropriate and the documentation which is needed for reimbursement.

This offer of employment will expire at the end of business day on Wednesday, May 18th.

Please note that this offer of employment is made “at will” in which either you or the Company may terminate employment at any time with or without cause.

This offer is contingent upon acceptable results from your background check and also upon your completing, signing, and returning the enclosed:  Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; and providing verification of eligibility to work in the United States in accordance with the provisions of the Immigration Reform and Control Act of 1986 before starting work.

You will be required to present evidence of your work eligibility on your first day of employment.  A sample of the sufficient items include a United States Passport or Driver’s License and Social Security Card.

This letter along with the enclosed Confidential Information and Invention Assignment Agreement between you and IRIDEX, set  forth the terms of your employment with IRIDEX and supersede any prior negotiations, representations, or agreements, whether oral or written.  The provisions of this letter regarding “at will” and arbitration may only be modified by a document signed by you and the Company’s president.

We have very high expectations that your capabilities, experience, and winning attitude will make you an outstanding contributor on the IRIDEX team.

Sincerely,

Will Moore

Will Moore

CEO

Accepted By:	/s/ Atabak Mokari	Date:	May 13, 2016
Atabak Mokari